Exhibit 99.1

				Dear Stockholder:

Portfolio by Asset Class 06/30/12 Ind = Industrial MF = Multi-Family *Based on undepreciated assets

Inland American constantly analyzes and evaluates current financial conditions. We monitor global and national economic indicators that influence commercial real estate performance and values, as well as individual asset class metrics and local geographic trends. We examine this data to help determine the appropriate portfolio strategies, which should produce the highest total return for our stockholders.

As you know the Inland American portfolio of assets encompasses over $12 billion of assets in a wide variety of asset classes. Due to the size and diversity of our portfolio it will take time to completely implement our strategies, which includes the narrowing and repositioning of our portfolio to focus on three main asset groups – Retail, Lodging and Student Housing. Long-term, we believe these sectors will produce higher returns for our stockholders than other asset groups. Expect further updates and details on our execution in future communications.

Inland American’s portfolio of assets continues to meet our expectations. Management’s strategies and tactics are producing positive results for our stockholders, leading to a sustainable distribution every month. This sustainability is indicated by our improving funds from operations (“FFO”) over the past several quarters and continuing in the second quarter. On August 10, 2012, we released our 10-Q report for the second quarter; here are a few of the highlights for the six months which ended on June 30, 2012:

Same-Store NOI Results

•                  FFO improved to $226.7 million, or $0.259 a share, up 11.0% over the same time period in 2011.

•                  Same-store net operating income (NOI) grew 1.9% in the first six-months of 2012 over the same time period last year.

•                  Our retail portfolio retained a strong occupancy rate of 93%.

•                  Our multi-family properties grew rental income by 8%, while maintaining a 92% occupancy rate.

•                  Our hotel assets achieved a high 72% occupancy rate, which

Six Months Six Months

	Ended	Ended	%

	6/30/2012	6/30/2011	Change
Retail	$135.0	$134.9	0.1%
Lodging	$92.6	$87.9	5.3%
Office	$66.6	$67.3	(1.0%)
Industrial	$39.1	$39.5	(1.0%)
Multi-Family	$28.6	$25.6	11.7%
Total	$361.9	$355.3	1.9%
				substantially exceeds the industry averages. • For the first half of the year we refinanced or retired $400 million in debt, leaving only $271 remaining due by the end of the year.

We are proud of our results and the strength shown by our portfolio. We remain confident in the direction and performance of our portfolio and the sustainability of our monthly distributions to our stockholders. This information, along with other important information regarding the company’s operations, can be found in our recently filed 10-Q, which we encourage you to review in its entirety.

Cash Distribution

Enclosed is your cash distribution equaling $0.04167 per share for the month of July 2012, paid at an annualized rate equal to $0.50 per share. This equates to an approximate 7% annualized yield on our current estimated per share value, and our Distribution Reinvestment Plan per share purchase price, of $7.22. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Second Quarter 2012 Earnings Call and Webcast

All stockholders are invited to join us for our second quarter 2012 webcast on Thursday, August 23, 2012 at 10:00 AM CT. Please register at www.inlandamerican.com. We encourage all of our stockholders to participate and we look forward to answering any questions you may submit.

Annual Stockholders’ Meeting

The Inland American annual stockholders’ meeting is scheduled for Tuesday, September 18, 2012 at 9:00 a.m. at our offices in Oak Brook, Illinois. All stockholders of record on June 22, 2012 should have received a Proxy Statement. If you have voted we thank you. If you have not voted, we encourage you to vote as soon as possible as every vote is important! If a quorum for the annual meeting is not achieved, we will need to postpone and reschedule the meeting, which will add considerable costs to the REIT. If you have any questions or have not received your proxy information, please contact Investor Services immediately at (800)826-8228.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Brenda Gail Gujral
Chairman of the Board	President

cc: Trustee

Broker Dealer

Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.